UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
March 7, 2018

Lattice Semiconductor Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-18032	93-0835214
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 SW Fifth Ave, Ste 700
Portland, Oregon 97204
(Address of principal executive offices, including zip code)

(503) 268-8000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01.	Entry into a Material Definitive Agreement.

On March 7, 2018, Lattice Semiconductor Corporation (the “Company”) entered into a letter agreement (the “Agreement”) with Lion Point Capital, LP (“Lion Point”), Lion Point Master, LP, Lion Point Capital GP, LLC, Lion Point Holdings GP, LLC, Didric Cederholm and Jim Freeman (collectively, the “Lion Point Group”). Among other things, the Agreement provides that:

•
Within five business days following the execution of the Agreement, the Company will increase the size of its Board of Directors (the “Board”) to 11 and appoint James P. Lederer, John E. Major and Krishna Rangasayee (the “New Directors”) to the Board.

•
Within three business days following their appointment to the Board, the Company will appoint at least one New Director to each of the Nominating and Governance Committee (the “Nominating Committee”) and the Audit Committee.

•
Within 10 days following the appointment of the New Directors to the Board, the Company will reconstitute the Compensation Committee so that it is composed of four directors, consisting of two of the New Directors and two directors serving on the Board as of March 7, 2018.

•
During the Restricted Period (as defined below), if (1) either of Messrs. Lederer or Major (or any Replacement Director (as defined below) replacing either individual) ceases to serve on the Board and (2) at that time the Lion Point Group beneficially owns Net Long Shares (as defined in the Agreement) representing in the aggregate at least the lesser of (a) five percent of the Company’s then-outstanding common stock and (b) 6,168,284 shares, then Lion Point may recommend one or more replacement director candidates (a “Replacement Director”) subject to certain conditions specified in the Agreement.

•
The Company will reduce the size of the Board to nine members as of the 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”) and nominate nine individuals (including the New Directors) for election at the 2018 Annual Meeting.

•
At the 2018 Annual Meeting, Lion Point will, and will cause the other Investors (as defined in the Agreement) to, vote in favor of the Board’s slate of director nominees and, subject to certain exceptions, in a manner consistent with the Board’s recommendation on all other matters.

•
The Investors have agreed to certain customary standstill provisions lasting from the date of the Agreement until the earlier of (1) 11:59 p.m., Pacific time, on the day that is 15 business days prior to the deadline for the submission of stockholder nominations of directors and business proposals for the Company’s 2019 Annual Meeting of Stockholders; and (2) the date that is 100 days prior to the first anniversary of the 2018 Annual Meeting (such period, the “Restricted Period”). The standstill provisions provide, among other things, that the Investors cannot:

◦	solicit proxies regarding any matter to come before any annual or special meeting of stockholders of the Company, including the election of directors;

◦	enter into a voting agreement or any “group” with stockholders of the Company, other than with other Investors;

◦	encourage any person to submit nominees in furtherance of a contested solicitation for the election or removal of directors;

◦	submit any proposal for consideration by stockholders of the Company at any annual or special meeting of stockholders; or

◦	acquire any securities of the Company or rights that would result in the Investors owning more than 14.9% of the then-outstanding Voting Securities.

The foregoing summary of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Directors. In connection with the Agreement, on March 13, 2018, the Board increased the size of the Board to 11 directors and appointed the New Directors to serve as directors on the Board.

In connection with their appointment to the Board, Mr. Lederer was appointed to the Audit Committee, Mr. Major was appointed to the Nominating Committee and Messrs. Lederer and Rangasayee were appointed to the Compensation Committee.

Other than as described in Item 1.01, there are no arrangements or understandings between the New Directors, on the one hand, and the Company or any other persons, on the other hand, pursuant to which the New Directors were selected as directors. There are no related party transactions between the Company and any of the New Directors (or any of their respective immediate family members) requiring disclosure under Item 404(a) of Regulation S-K. None of the New Directors has any family relationships with any of the Company’s directors or executive officers.

Each New Director will participate in the director benefits arrangements applicable to non-employee directors as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 28, 2017. In addition, the Company will enter into its standard form of indemnification agreement with each of the New Directors.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1
Letter Agreement, dated as of March 7, 2018, among Lattice Semiconductor Corporation, Lion Point Capital, LP, Lion Point Master, LP, Lion Point Capital GP, LLC, Lion Point Holdings GP, LLC, Didric Cederholm and Jim Freeman.

99.1	Press Release, issued on March 7, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LATTICE SEMICONDUCTOR CORPORATION
		By:	/s/ Max Downing
Date:	March 13, 2018		Max Downing Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1
Letter Agreement, dated as of March 7, 2018, among Lattice Semiconductor Corporation, Lion Point Capital, LP, Lion Point Master, LP, Lion Point Capital GP, LLC, Lion Point Holdings GP, LLC, Didric Cederholm and Jim Freeman.

99.1	Press Release, issued on March 7, 2018

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